Exhibit 99.1

Cell Therapeutics, Inc.

Making cancer more treatable

501 Elliott Ave. W. #400 Seattle, WA 98119	T 206.282.7100 F 206.272.4010

Cell Therapeutics, Inc. Announces Single Institutional Investor

Purchases $20 Million of Common Stock and Warrants

SEATTLE, May 11 — Cell Therapeutics, Inc. (Nasdaq and MTA: CTIC) (the “Company”) today announced that it has sold $20 million of shares of common stock at $1.25 per share and warrants to purchase shares of common stock in a registered offering to a single institutional investor. The Company currently expects to utilize up to $17.8 million in cash currently on hand and/or cash received in connection with this offering to pay for its anticipated tender offer to retire between $83.2 to $89.2 million of its convertible debt. The Company anticipates that the consideration for the tender offer will be in the range of $250 to $300 per $1,000 par value of the bonds.

In connection with the offering, the investor received 30% warrant coverage on the $20 million offering price. The warrants have an exercise price of $1.40 per warrant share, for total potential additional proceeds to the Company of $6.7 million upon exercise of the warrants. The warrants will terminate on May 11, 2014.

In April 2009 CTI received $20 million in gross proceeds upon the sale of its Series 1 Preferred Stock and an additional $3.8 million upon the exercise of associated common stock warrants in May 2009.

Rodman & Renshaw, LLC, a subsidiary of Rodman & Renshaw Capital Group, Inc., (NasdaqGM:RODM ), acted as the exclusive placement agent for the transaction.

A shelf registration statement relating to the shares of common stock and warrants issued in the offering (and the shares of common stock issuable upon exercise of the warrants) has been filed with the Securities and Exchange Commission (the “SEC”) and has been declared effective. A prospectus supplement relating to the offering will be filed with the SEC. Copies of the prospectus supplement and accompanying prospectus may be obtained directly from the Company by contacting Cell Therapeutics, Inc., 501 Elliott Avenue West, Suite 400, Seattle, Washington 98119. This announcement is neither an offer to sell nor a solicitation of an offer to buy any of our shares of common stock or warrants. No offer, solicitation or sale will be made in any jurisdiction in which such offer, solicitation or sale is unlawful.

This press release includes forward-looking statements that involve a number of risks and uncertainties, the outcome of which could materially and/or adversely affect actual future results. The risks and uncertainties include the risk that the investor might not exercise its warrants, the Company might not be able to continue to raise additional capital as needed to fund its operations, and other risk factors listed or described from time to time in the Company’s filings with the SEC, including, without limitation, its most recent filings on Forms 10-K and 8-K. Except as required by law, the Company does not intend to update any of the statements in this press release upon further developments.

Media Contact:

Dan Eramian

T: 206.272.4343

C: 206.854.1200

E: media@ctiseattle.com

www.CellTherapeutics.com/press_room

Investors Contact:

Ed Bell

T: 206.272.4345

Lindsey Jesch Logan

T: 206.272.4347

F: 206.272.4434

E: invest@ctiseattle.com

www.CellTherapeutics.com/investors